Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC WORLDWIDE APPOINTS PAUL LILJEGREN INTERIM CHIEF FINANCIAL OFFICER

OVERLAND PARK, Kan., Aug. 14, 2008 – YRC Worldwide (NASDAQ: YRCW) today announced the appointment of Paul F. Liljegren, 53, as the company’s interim Chief Financial Officer. Liljegren’s appointment is effective immediately.

Liljegren, who currently serves as Vice President, Corporate Controller and Chief Accounting Officer of YRC Worldwide, will continue in those roles while he serves as interim CFO. Liljegren replaces Stephen L. Bruffett, who has left YRC Worldwide to join another company.

William D. Zollars, Chairman of the Board, President and Chief Executive Officer of YRC Worldwide, said, “As the executive responsible for overseeing our accounting practices and his previous experience in treasury, audit and other financial functions, Paul is well-versed in all of the aspects of our business, and we fully expect that he will easily and seamlessly fill in as our interim CFO. We have already begun to identify and evaluate internal and external search candidates to replace Steve.”

Additional background on Liljegren

Liljegren joined YRC Worldwide in 2004, where he served as Vice President, Risk and Assurance. He was appointed to Vice President, Corporate Controller and Chief Accounting Officer of YRC Worldwide in 2005.

About YRC Worldwide

YRC Worldwide Inc., a FORTUNE 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kan., YRC Worldwide employs approximately 60,000 people.

Media Contact:	Suzanne Dawson Linden Alschuler & Kaplan 212.329.1420 sdawson@lakpr.com

Investor Contact:	Sheila Taylor YRC Worldwide Inc. 913.696.6108 sheila.taylor@yrcw.com